UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2018

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15491	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

KEMET Tower, One East Broward Blvd., Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

(954) 766-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02                                  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 19, 2018, KEMET Corporation (the “Company”) announced that William M. Lowe, Jr., who has served as Executive Vice President and Chief Financial Officer of the Company since 2008, has been appointed Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), effective immediately. Mr. Lowe succeeds Per-Olof Loof, who, in agreement with the Board, has resigned as Chief Executive Officer and as a member of the Board. Mr. Loof’s departure follows an investigation overseen by certain independent members of the Board, with the assistance of an external law firm, of the facts and circumstances surrounding a consensual personal relationship between Mr. Loof and an employee of the Company and related actions which were inconsistent with the Company’s policies. The alleged conduct did not relate to questions regarding the Company’s operations or the integrity of the Company’s financial statements. Mr. Loof will not receive any severance benefits and his unvested equity compensation awards will terminate.

Mr. Lowe has been placed in the Director Class of 2021. Mr. Lowe has not been appointed to any committees of the Board of Directors. In connection with Mr. Lowe’s promotion, the Board approved the Compensation Committee’s recommendation relating to Mr. Lowe’s compensation, effective as of January 1, 2019, which is comprised of: (i) an annual base salary of $725,000; (ii) an annual target bonus of 100% of base salary; (iii) a long-term equity incentive award with a target value of $1,000,000; and (iv) a grant of 50,000 restricted stock units effective on January 1, 2019, with 25,000 shares vesting 15 months after the grant date and 25,000 shares vesting 27 months after the grant date, and on the terms and conditions generally applicable to Company equity awards. These arrangements will be reflected in an employment agreement anticipated to be entered into with Mr. Lowe.

Mr. Lowe, age 65, has served as the Company’s Executive Vice President and Chief Financial Officer since 2008, with responsibility for leading all aspects of the Company’s financial activities, including accounting, reporting, internal controls, treasury, tax and investor relations. During his career with the Company, Mr. Lowe has overseen the Company’s cost savings efforts, working capital and cash management, and was an integral part of the successful conclusion of the TOKIN acquisition last calendar year. Just recently Mr. Lowe led the successful refinancing of the Company’s debt with financing through a bank group in Japan. Prior to joining the Company, Mr. Lowe was the Vice President, Chief Operating Officer and CFO of Unifi, Inc., a producer and processor of textured synthetic yarns. Prior to holding that position, he was Executive Vice President and Chief Financial Officer for Metaldyne, an automotive components manufacturer. He also held various financial management positions with ArvinMeritor, Inc., a premier global supplier of integrated automotive components. Mr. Lowe previously served as a former board member of Holley Performance Products, Inc. Mr. Lowe received his B.S. degree in business administration with a major in accounting from Tri-State University and is a Certified Public Accountant.

On December 19, 2018, the Board of Directors promoted Mr. Gregory Thompson, the Company’s Executive Vice President – Finance, to the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Thompson’s base salary, restricted stock units award and other benefits were disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2018, which is incorporated herein by reference.

Mr. Thompson, age 63, is an experienced public company CFO with deep global experience across several industries including electronics, chemicals, building products, medical equipment, manufacturing, technology software and services. From January 2008 to October 2016 Mr. Thompson served as EVP and CFO of Axiall Corporation, a $5 billion chemical manufacturer. Mr. Thompson has also served as SVP and CFO of Invacare Corporation, a $1.6 billion global leader in the manufacture and distribution of home and long-term care medical products, and SVP, CFO and Controller of Sensormatic Electronics Corporation, a $1.1 billion global manufacturer of electronic security products for retail loss prevention. Mr. Thompson received his B.S. in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

There are no arrangements or understandings between either of Messrs. Lowe or Thompson on one hand and any other person on the other hand pursuant to which they were promoted or appointed to the positions described above. There are no family relationships between either of Messrs. Lowe or Thompson on one hand and any of the Company’s directors or officers on the other hand. Neither Messrs. Lowe nor Thompson is a party to any transaction that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2018		KEMET Corporation

	By:	/s/ R. JAMES ASSAF
R. James Assaf
Senior Vice President, General Counsel and
Secretary